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                                                                   EXHIBIT 10.24


                   BFI MANAGEMENT INCENTIVE COMPENSATION PLAN

The Company's officers and certain other key employees are eligible to participate in an annual incentive compensation plan designed to reward the attainment of certain company financial goals and specific individual or team performance objectives which support the Company's overall business plan.

Each eligible plan participant shall have a "target" incentive which is a percent of base salary as of the end of the fiscal year. Eligibility for participation and the target incentive percent is determined by the position responsibilities, organizational level, and competitive practices. In addition, the target incentive is weighted for financial, and individual or team performance depending on ability of the participant to impact the Company's overall financial results. Generally, while financial performance is more heavily weighted for executive officers, the financial and individual/team components are more balanced for middle management.

Availability of any incentive awards under this plan requires improved performance over prior year - - financial, as measured by return on assets
(ROA) and earnings per share (EPS), and individual or team criteria which, when achieved, add significant value to the Company. For any incentive awards to be paid under this plan, the corporate office's expenses as a percent of gross revenue must not exceed the prior fiscal year's percentage. The actual portion of the award attributable to financial performance is based on the EPS and the ROA for the fiscal year. A specified percentage growth in EPS over the prior year and a specified ROA are established as the performance levels required for payout of "target" incentive awards; performance below these specified levels results in less than target awards. EPS and ROA also determine the level of payout made available for the portion of the incentive award attributable to individual or team performance; the actual award is determined by the actual individual or team achievement as compared to the established objectives. The maximum incentive award available under this plan is two times the target incentive.

All financial goals are established and approved by the Compensation Committee of the Board of Directors at the beginning of the fiscal year. In addition, each incentive plan participant receives a detailed workplan outlining individual and/or team objectives focused on the priorities within the areas of functional accountability and support the Company's overall business objectives. These workplans contain specific criteria and define the levels of performance required to meet and exceed the objectives. The workplan becomes the basis from which performance is measured at the end of the fiscal year.

This plan is administered by the Compensation department in Corporate Human Resources. All award levels made under this plan
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are subject to the approval of the Compensation Committee of the Board of
Directors. Incentive awards are paid no later than 75 days following the end of the fiscal year. No incentive awards are paid to non-employee directors.





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